Exhibit 99.4

CONSOLIDATED FINANCIAL STATEMENTS

Commnet Wireless, LLC and Subsidiaries

Commnet Wireless, LLC and Subsidiaries

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Members of Commnet Wireless, LLC

We have audited the accompanying consolidated balance sheet of Commnet Wireless, LLC and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, redeemable preferred units and members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commnet Wireless, LLC and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 10, 2005

Commnet Wireless, LLC and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
Assets	(Unaudited)
Cash and cash equivalents	$5,027,963	$4,788,754
Accounts receivable	4,589,485	3,160,830
Note receivable from affiliate, current portion	—	200,000
Prepaid expenses and other assets	564,907	516,160

Total current assets	10,182,355	8,665,744

Property and equipment, net	15,112,450	12,323,841
Licenses	2,255,539	2,005,539
Investments in affiliates	6,903,423	6,618,076
Note receivable from affiliate, less current portion	3,077,000	3,092,000
Debt issuance costs	170,202	194,520
Other assets	181,763	422,552

Total assets	$37,882,732	$33,322,272

Liabilities, minority interests, redeemable preferred units and members’ equity
Current portion of long-term debt	$1,550,000	$1,550,000
Accounts payable	1,083,766	963,556
Accrued spectrum rent	275,829	131,073
Accrued incentive compensation	483,000	15,000
Accrued rate adjustments	503,761	140,325
Accrued expenses and other liabilities	1,044,673	786,148

Total current liabilities	4,941,029	3,586,102

Long-term debt	4,026,318	4,351,318
Deferred gain	349,148	373,543

Total liabilities	9,316,495	8,310,963

Minority interests	788,643	752,436
Redeemable preferred units	9,144,939	9,048,529

Common units	13,528,318	13,528,318
Retained earnings	5,104,337	1,682,026

Total members’ equity	18,632,655	15,210,344

Total liabilities, minority interests, redeemable preferred units and members’ equity	$37,882,732	$33,322,272

See accompanying notes.

Commnet Wireless, LLC and Subsidiaries

Consolidated Statements of Operations

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004
	(Unaudited)
Roaming revenues	$10,753,931	$5,478,066	$13,656,940
Management fees	229,627	301,370	571,765
Switching fees	277,536	44,466	185,527
Equipment sales and rental revenue	295,360	294,001	520,436

Total revenues	11,556,454	6,117,903	14,934,668

Cost of revenues	4,486,812	2,037,606	5,294,099
Depreciation and amortization	1,760,613	871,695	2,196,292
Engineering	1,141,462	722,322	1,661,446
General and administrative	1,277,549	902,487	2,013,975

Total costs and expenses	8,666,436	4,534,110	11,165,812

Operating income	2,890,018	1,583,793	3,768,856

Equity in net earnings of affiliates	285,347	146,961	344,479
Gain on sale of equipment	24,395	64,678	102,736
Gain (loss) on sale of investments	1,164,968	—	(3,014)
Interest income	160,856	144,207	271,357
Interest expense	(256,282)	(181,312)	(389,911)

Total other income and expenses	1,379,284	174,534	325,647

Income before minority interests	4,269,302	1,758,327	4,094,503
Minority interests in net income of subsidiaries	(385,287)	(413,439)	(768,044)

Net income	$3,884,015	$1,344,888	$3,326,459

See accompanying notes.

Commnet Wireless, LLC and Subsidiaries

Consolidated Statements of Redeemable Preferred Units and Members’ Equity

	Redeemable Preferred Units	Common Units	Retained Earnings (Deficit)	Total Members’ Equity
Balances at January 1, 2004	$8,853,578	$13,528,318	$(583,455)	$12,944,863
Net income	—	—	3,326,459	3,326,459
Distributions paid to common members	—	—	(131,400)	(131,400)
Distributions paid to preferred members	—	—	(734,627)	(734,627)
Accretion of preferred unit issuance costs	194,951	—	(194,951)	(194,951)

Balances at December 31, 2004	9,048,529	13,528,318	1,682,026	15,210,344
Net income (unaudited)	—	—	3,884,015	3,884,015
Distributions paid to preferred members (unaudited)	—	—	(365,294)	(365,294)
Accretion of preferred unit issuance costs (unaudited)	96,410	—	(96,410)	(96,410)

Balances at June 30, 2005 (unaudited)	$9,144,939	$13,528,318	$5,104,337	$18,632,655

See accompanying notes.

Commnet Wireless, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004
Operating activities	(Unaudited)
Net income	$3,884,015	$1,344,888	$3,326,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,760,613	871,695	2,196,292
Amortization of debt issuance costs	24,318	24,318	48,636
(Gain) loss on sale of investments	(1,164,968)	—	3,014
Equity in net earnings of affiliates	(285,347)	(146,961)	(344,479)
Minority interests in net income of subsidiaries	385,287	413,439	768,044
Amortization of deferred gain	(24,395)	(64,678)	(102,736)
Changes in operating assets and liabilities:
Accounts receivable	(1,428,655)	(734,621)	(2,123,871)
Prepaid expenses and other assets	132,092	(287,586)	(171,220)
Accounts payable	120,210	138,692	(297,154)
Accrued expenses and other liabilities	1,234,716	139,007	452,823

Net cash provided by operating activities	4,637,886	1,698,193	3,755,808

Investing activities
Expenditures for property and equipment	(4,489,271)	(4,065,434)	(7,209,225)
Investment in licenses	(250,000)	(371,706)	(371,706)
Investments in affiliates	—	(109,786)	(2,109,786)
Proceeds from sale of investments	1,164,968	—	1,441,936
Dividends received from affiliates	—	430	270,353
Payments received on note receivable	215,000	570,000	905,409

Net cash used in investing activities	(3,359,303)	(3,976,496)	(7,073,019)

Financing activities
Proceeds from bank term loan	—	—	2,600,000
Payment of bank term loan	(325,000)	—	(54,167)
Distributions to common members	—	—	(131,400)
Distributions to preferred members	(365,294)	(383,459)	(754,809)
Distributions to minority interests	(349,080)	(197,556)	(533,712)

Net cash provided by (used in) financing activities	(1,039,374)	(581,015)	1,125,912

Net increase (decrease) in cash and cash equivalents	239,209	(2,859,318)	(2,191,299)
Cash and cash equivalents at beginning of period	4,788,754	6,980,053	6,980,053

Cash and cash equivalents at end of period	$5,027,963	$4,120,735	$4,788,754

See accompanying notes.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004

1. General

Commnet Wireless, LLC (Commnet Wireless or the Company), f/k/a Commnet Capital, LLC, was formed as a Delaware limited liability company on January 29, 2002. Under licenses granted by the Federal Communications Commission (FCC), Commnet Wireless and its subsidiaries and affiliates provide cellular and PCS roaming services to wireless service providers operating in rural U.S. markets.

The Company’s headquarters is in Atlanta, Georgia. Engineering facilities are based in Castle Rock, Colorado. Satellite engineering offices are also maintained strategically throughout the United States. All offices and facilities are leased.

The accompanying financial statements as of June 30, 2005, and for the six months that ended June 30, 2005 and 2004, and the related note disclosures, are unaudited and, in the opinion of management, reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of these financial statements. Although the Company believes the disclosures are adequate to make the information not misleading, certain information normally included in the footnotes prepared in accordance with generally accepted accounting principles in the United States has been omitted as permitted by the rules and regulations of the Securities and Exchange Commission (“SEC”). The results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Commnet Wireless and all majority and wholly owned subsidiaries. Investments in which Commnet Wireless owns less than 50% and exercises significant influence over operating and financial policies are accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all cash accounts which are not subject to withdrawal restrictions or penalties and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consists primarily of trade accounts receivable from customers and are generally unsecured. Credit losses relating to these receivables have been within management’s expectations. Expected losses are recorded as an allowance for doubtful accounts in the consolidated balance sheets using the specific identification method. The Company did not record an allowance for doubtful accounts at June 30, 2005 (unaudited) or December 31, 2004.

Property and Equipment

Property and equipment consist principally of switch and cell site equipment and are stated at cost. Provisions for depreciation are computed on the straight-line method over the estimated useful lives of the related assets, generally three to seven years.

Licenses

The Company’s licenses are issued by the FCC and provide the right to offer wireless services in a designated area. In general, the licenses automatically renew every 20 years unless the holder initiates a termination. The Company has determined that these licenses have an indefinite life and, therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the licenses are not amortized but are subject to an annual impairment test.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Revenue Recognition

Roaming revenue is recognized in the period the services are provided. Management fees and switching fees are recognized in the period services are provided. Equipment sales are recorded when the equipment is delivered. Rental revenue is recognized in the period the equipment is being rented.

Income Taxes

The Company is not subject to U.S. federal income taxes as the tax effects of the Company’s activities are reported directly by the members on their respective tax returns.

Equity-Based Compensation

FASB Statement No. 123, Accounting for Stock-Based Compensation (FAS 123), as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, establishes accounting and reporting standards for equity-based employee compensation plans. As permitted by FAS 123, the Company has elected to account for its employee equity-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and has elected the pro forma disclosure alternative of FAS 123. Although FAS 123 allows the Company to continue to follow APB 25 guidelines, pro forma compensation expense and pro forma net income would be approximately $32,000 (unaudited) and $3,852,000 (unaudited), respectively for the six months ended June 30, 2005 and $47,000 and $3,279,000, respectively for the year ended December 31, 2004, if the Company had adopted FAS 123. The inputs used for computing the fair value of the unit grants using the Black Scholes method are volatility of one, expected life of two years, no expected dividend yield, and a risk-free interest rate of 3.70%.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

New Accounting Standard

The Company was required to adopt FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51 (the Interpretation) during 2004. The Interpretation adopts a new consolidation model which determines control and consolidation based on potential variability in gains and losses of the entity being evaluated for consolidation. The adoption of the Interpretation had no impact on the consolidated financial statements.

3. Significant Customers

The Company has two significant customers who accounted for the following percentages of total revenues:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2005	2004	2004
	(Unaudited)

Customer A	56.8%	33.2%	43.9%

Customer B	24.8	49.7	37.3

4. Property and Equipment

Property and equipment consist of the following:

	June 30,	December 31,
	2005	2004
	(Unaudited)
Switching equipment	$3,560,593	$3,156,041
Cell site equipment	15,480,657	11,552,134
Test and office equipment	505,561	384,856
Vehicles	262,612	294,348

	19,809,423	15,387,379
Less: accumulated depreciation	(4,696,973)	(3,063,538)

	$15,112,450	$12,323,841

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Investments

Investments in Affiliates

Investments in affiliates consist of the following:

	Percent Ownership	June 30,	December 31,
Company Name		2005	2004
		(Unaudited)
MoCelCo, LLC	35.00%	$3,183,232	$2,922,665
Commnet of Florida, LLC	24.25	3,536,538	3,515,411
Tennessee Cellular Telephone Company, LLC	33.33	3,653	—
Great Western Cellular Holdings, LLC	5.00	—	—
Pacificom Holdings, LLC	1.49	180,000	180,000

		$6,903,423	$6,618,076

The Company’s 35% investment in MoCelCo, LLC (MoCelCo) was initially acquired by Commnet Wireless, Inc. (CWI), the Company’s predecessor, in 2001 in exchange for a $1.0 million cash payment. During 2002, the investment was transferred to the Company in exchange for a $1.0 million note payable. During 2002, the Company contributed an additional $1,660,000 in cash to MoCelCo. Dividends received from MoCelCo for the year ended December 31, 2004 were $262,500.

In November 2002, the Company paid $1.0 million to acquire a 7.75% interest in Commnet of Florida, LLC (Commnet Florida) from Monroe Telephone Services, LLC (Monroe). In addition, CWI had previously paid the FCC a $319,911 license fee on behalf of Monroe, which was transferred to the Company in exchange for an increase in the note payable. In July 2004, the Company paid $2.0 million to acquire an additional 16.5% interest in Commnet Florida. In July 2005, the Company paid $1.5 million to acquire an additional 12.375% interest in Commnet Florida (unaudited). In accordance with the Monroe purchase agreement, the Company is obligated to purchase an additional 12.375% interest in Commnet Florida for $1.5 million in July 2006.

The Company is accounting for its investments in MoCelCo, Commnet Florida and Tennessee Cellular using the equity method as it maintains significant influence over the operating and financial policies. The Company is accounting for its other investments in affiliates using the cost method.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Investments (continued)

In October 2004, all the assets of Prairie Wireless, LLC, of which the Company owned 24.04%, and four licenses owned by the Company were sold in two related transactions. The Company received net cash proceeds from these sales of $1,441,936. In addition, approximately $181,000 of purchase price has been placed in escrow to be released to the Company in April 2006 assuming no indemnification claims are made by the buyer. The Company has recorded this escrowed cash in prepaid expenses and other assets as of June 30, 2005 (unaudited) and other assets as of December 31, 2004.

In May 2005, the Company sold its five percent interest in Great Western Cellular Holdings, LLC for $1,164,968 in cash (unaudited).

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Investments (continued)

Combined Financial Information

Summarized unaudited combined financial information for all equity method affiliates as of and for the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004 follows:

	June 30,		December 31,
	2005	2004	2004
	(Unaudited)
Combined results of operations:
Revenues	$2,981,535	$3,434,336	$6,124,652

Operating income	$1,477,463	$1,734,657	$2,907,723

Net income	$842,559	$1,117,676	$1,686,762

Combined financial position:
Current assets	$1,258,169		$901,397
Property and equipment	4,527,414		4,870,298
Licenses	7,340,237		7,340,237
Other	182,246		584,005

Total assets	$13,308,066		$13,695,937

Current liabilities	$443,135		$691,125
Noncurrent liabilities	3,077,000		3,092,000
Members’ equity	9,787,931		9,912,812

Total liabilities and members’ equity	$13,308,066		$13,695,937

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Note Receivable From Affiliate

During 2001 and 2002, CWI and Commnet Wireless loaned $5,365,909 to Commnet Florida for the construction of a wireless network. In 2002, CWI transferred its portion of the note receivable to Commnet Wireless in exchange for a note payable, which was converted into common equity of the Company in August 2003. As of June 30, 2005 and December 31, 2004, the total principal amount of the loan to Commnet Florida is $3,077,000 (unaudited) and $3,292,000, respectively.

The loan is in the form of a promissory note and is secured by a first lien on all the assets of Commnet Florida except its cellular license. Interest is payable quarterly under the promissory note at an annual rate of prime plus 1%, or 7.25% (unaudited) as of June 30, 2005.

Commnet Florida is required to make quarterly minimum principal payments on the loan in an amount equal to one-half of its operating profits from the preceding quarter. In addition, whenever Commnet Florida makes a cash distribution to its members, it must also make a principal payment on the loan equal to the amount being distributed. All amounts due under the promissory note must be repaid no later than September 18, 2009. Based on Commnet Florida’s forecasted operating results for the next 12 months and the related principal payments projected to be made, the Company records a portion of the note receivable in current assets.

In connection with the network construction, Commnet Wireless acquired certain equipment from Commnet Supply, LLC (Commnet Supply), an equipment distributor related through common ownership at the time, in exchange for a note payable. A significant portion of this equipment was purchased at Commnet Supply’s cost, which was below fair value. This equipment, along with equipment and services purchased from third-party suppliers, was subsequently sold for an agreed-upon amount of $5,365,909 to Commnet Florida in exchange for the note receivable. The gain on the sale of $608,868 was deferred and is being amortized into income as principal payments are made by Commnet Florida. During the six months ended June 30, 2005 and 2004, and the year ended December 31, 2004, the Company amortized $24,395 (unaudited), $64,678 (unaudited) and $102,736 of the deferred gain, respectively, into income.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Debt

Debt consists of the following:

	June 30,	December 31,
	2005	2004
	(Unaudited)
Senior notes payable to related parties	$900,000	$900,000
Bank term loan	2,220,833	2,545,833
Subordinated debentures	2,455,485	2,455,485

Total debt	5,576,318	5,901,318
Less: amounts due in one year	(1,550,000)	(1,550,000)

Long-term debt	$4,026,318	$4,351,318

Scheduled maturities of long-term debt outstanding at December 31, 2004 are $1,550,000 in 2005, $650,000 in 2006, $650,000 in 2007 and $3,051,318 in 2008. The Company paid $256,000 (unaudited), $172,000 (unaudited) and $360,000 in interest during the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004, respectively.

Senior Notes Payable

During 2003, the Company borrowed funds from Commnet Supply that were payable on demand and earned interest at an annual rate of 6%. In December 2003, $900,000 of these advances was converted into a senior unsecured promissory note payable on December 22, 2005 with interest payable quarterly at an annual rate of 8%. In April 2004, in connection with the sale of Commnet Supply, the senior promissory note was converted into three notes for $300,000 each with the same terms and conditions. Commnet Supply then assigned these three notes to its three original owners who also are members of the Company.

Bank Term Loan

In November 2004, the Company received a term loan from its bank for $2.6 million. The loan is to be repaid in 48 monthly payments of $54,167 each beginning in December 2004 and ending on the loan’s maturity date of November 15, 2008. Interest is payable monthly at an annual rate of prime plus one-half, or 6.75% (unaudited) as of June 30, 2005 and 5.75% at December 31, 2004.

The loan is secured by the Company’s GSM switch and 43 GSM base stations. The loan agreement contains several negative covenants that restrict the Company’s ability to incur additional indebtedness and prohibit member distributions other than regular quarterly dividends on the redeemable preferred units and tax distributions as required by the Company’s operating agreement.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Debt (continued)

Subordinated Debentures

In December 2003, the Company issued $2,455,485 of subordinated debentures in connection with the exchange of $330,000 of convertible notes and $2,125,485 in cash received from eight funds managed by Summit Partners (Summit), a private equity firm. The subordinated debentures are due on December 22, 2008, and bear interest at an annual rate of 10%. Interest is payable quarterly in arrears.

8. Redeemable Preferred Units

In December 2003, the Company issued 9,821.94 non-voting preferred units in connection with the exchange of $1,320,000 of convertible notes of the Company and $8,501,940 in cash received from eight funds managed by Summit. The preferred units are redeemable and provide the holders with a preferred annual cash return of 7.5% payable quarterly in arrears. There were no preferred dividends in arrears at June 30, 2005 (unaudited) or December 31, 2004.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Redeemable Preferred Units (continued)

Holders of a majority of the preferred units, currently Summit, may cause the Company to redeem all the preferred units on or after December 22, 2008, at a price equal to $1,000, the original issue price paid for the units, plus any accrued but unpaid preferred return. Redemption of the preferred units is mandatory upon the occurrence of: (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) a change in control of the Company; and (iii) an initial public offering of the Company. The redemption amounts for the preferred units were $9,821,940 at June 30, 2005 (unaudited) and December 31, 2004.

The initial carrying amount of redeemable preferred units was less than the redemption amount by the amount of redeemable preferred unit issuance costs of $972,623. The carrying amount of redeemable preferred units is being increased by periodic charges to retained earnings over the period of issuance to the December 22, 2008 redemption date.

9. Members’ Equity

The following Class A, B, and C common units were authorized, issued, and outstanding at June 30, 2005 and December 31, 2004:

Common Units	Authorized Units	2005 Units Issued and Outstanding	2004 Units Issued and Outstanding
	(unaudited)
Class A	2,940	2,940	2,940
Class B	3,060	3,060	3,060
Class C	1,058	706	706

Class A, Class B, and Class C common units have the same relative voting, distribution, and liquidation rights, except that certain capital and administrative transactions of the Company cannot be consummated without the approval of the holders of a majority of the Class A common units, currently Summit. Class A, Class B, and Class C common units are subject to certain restrictions on transfer as set forth in the Company’s Operating Agreement.

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Members’ Equity (continued)

In December 2003, the Company authorized 1,058 Class C common units for future issuance pursuant to option plans that may be adopted by the Company. Class C common units will entitle the holder thereof to receive distributions from the Company only if the aggregate of all distributions paid to date by the Company to all other units outstanding exceeds a fixed amount to be determined by the Company’s Board of Managers (Hurdle Amount). Class C units vest monthly over a 48 month period with vesting accelerated upon a change of control in the Company.

In 2004, the Company issued 706 Class C units to Commnet Management, LLC, an entity owned by eight key employees of the Company. The first grant of 670 Class C units carries a Hurdle Amount of $16.0 million and vests from May 2004 to April 2008. The second grant of 36 Class C units carries a Hurdle Amount of $17.5 million and vests from September 2004 to August 2008. The Company did not record any compensation expense in 2004 related to the unit grants (see Note 2).

10. Lease Agreements

The Company has various operating leases for offices, switching centers and cell sites, which expire through 2012. Rent expense was $1,148,264 (unaudited), $562,547 (unaudited) and $1,379,613 for the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004, respectively. At December 31, 2004, total future minimum rental commitments for these operating leases are as follows:

Years ended December 31:
2005	$1,429,288
2006	1,266,921
2007	1,142,473
2008	864,729
2009	410,569
Thereafter	224,199

$5,338,179

Commnet Wireless, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Employee Benefit Plan

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute up to 15% of their compensation. Such contributions accumulate on a tax deferred basis until the employee withdraws the funds. The Company has elected to fund a matching contribution into the plan equal to 50% of the employees’ contributions, up to 6% of their salary. Total expense for the Company’s match during the six months ended June 30, 2005 and 2004 and year ended December 31, 2004 was $21,216 (unaudited), $18,786 (unaudited) and $37,071, respectively.

12. Subsequent Events (Unaudited)

On September 15, 2005, Atlantic Tele-Network, Inc. (“ATN”) and CW Acquisition, LLC, a wholly-owned subsidiary of ATN (the “Merger Sub”), completed the acquisition of 95% of the Company pursuant to a Merger Agreement dated July 26, 2005 between ATN, Merger Sub, the Company, each of the members of the Company and certain related parties named in the Merger Agreement. In connection therewith, 100% of the redeemable preferred units were redeemed and all of the Company’s outstanding debt was repaid by ATN.